Amendment No. 1 to Asset Purchase Agreement

The Amendment No. 1 (this “Amendment”) to that certain Asset Purchase Agreement (the “Agreement”) dated as of June 30, 2016, by and among Stratean, Inc., a Nevada corporation (“Parent”), and CleanSpark II, LLC, a Nevada limited liability company and wholly owned subsidiary of Parent (together, “Purchaser”), on the one hand, and CleanSpark Holdings LLC, a Delaware limited liability company (“CleanSpark”) on behalf of itself and its Affiliates (as that term is defined in the Agreement), including, without limitation, CleanSpark LLC, a California limited liability company, CleanSpark Technologies LLC, a Delaware limited liability company, and Specialized Energy Solutions, Inc., a California corporation (together with CleanSpark, “Seller”), on the other hand, is made effective as of July 19, 2016 (the “Amendment Effective Date”).

WITNESSETH:

WHEREAS, the parties desire to amend the Agreement to revise the assets to be acquired under the Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the promises, agreements, representations, warranties, and covenants herein contained, and intended to continue to be bound to the Agreement, as amended by this Amendment, the parties hereby agree as follows:

1) Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2) Section 1.1(a) of the Agreement is hereby amended as follows:

a)	The parties agree to add the following term as follows: “OPTION” has the meaning set forth in Section 2.3.

3) Section 2.1(a) of the Agreement is hereby amended in its entirety as follows:

a)	At the Closing, as hereinafter defined, Purchaser shall pay Seller for the Assets and the Option (the “Purchase Price”) equity in Purchaser, including shares of common stock, par value $0.001 per share, consisting of six million (6,000,000) shares of Purchaser’s common stock and five-year “WARRANTS” to purchase four million five hundred thousand (4,500,000) shares of the Purchaser’s common stock at an exercise price of $1.50 per share (collectively, the “SHARES”), as of the Closing of this Agreement. The Shares shall be issued bearing a restrictive legend, titled and in denominations as shall be directed by Seller at Closing. The Warrants will be in the form and substance of that contained in Exhibit D, to be entered into in denominations as shall be directed by Seller at Closing.

4) Section 2.1(b) of the Agreement is hereby amended as follows:

a)	Specialized Energy Solutions, Inc. agrees to transfer and assign the ability to use its name and all of its Intellectual Property to Cleanspark II, LLC, and thereafter Specialized Energy Solutions, Inc.will not be included in the Assets acquired.
b)	Clean Spark Technologies, LLC agrees to transfer and assign all of its Intellectual Property to Cleanspark II, LLC, and thereafter Clean Spark Technologies, LLC will not be included in the Assets acquired.

5) Section 2.3 of the Agreement is hereby amended in its entirety as follows:

c)	2.3 EXCLUDED ASSETS AND OPTION. There are no Excluded Assets, except for the Option, which is as follows: (i) Cleanspark II, LLC is hereby granted a 3-year exclusive option to purchase Specialized Energy Solutions, Inc. for 1,000 shares of Stratean Common Stock; and (ii) Cleanspark II, LLC is hereby granted a 3-year exclusive option to purchase Clean Spark Technologies, LLC for 1,000 shares of Stratean Common Stock.”

6) All other terms and conditions under the Agreement not otherwise amended, modified or affected by this Amendment shall continue to be in effect and bind the parties. The Agreement or this Amendment may only be modified with prior written consent from both parties.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed on the date first written above.

PURCHASER

Stratean, Inc.

By: /s/ S. Matthew Schultz
Name: S. Matthew Schultz
Title: CEO

Cleanspark II, LLC

By: /s/ S. Matthew Schultz
Name: S. Matthew Schultz

Title: Manager

SELLER

CleanSpark Holdings LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

CleanSpark LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

CleanSpark Technologies LLC

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

Specialized Energy Solutions, Inc.

By: /s/ Michael E. Firenze
Name: Michael E. Firenze
Title: CEO

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